Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE (“AGREEMENT”)

In return for the mutual promises in this Agreement, FalconStor Software, Inc. (the “Company”), 2 Huntington Quadrangle, Melville, NY 11747, its predecessor companies, and its and their respective stockholders, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Seth Horowitz, his/her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “You”), agree as follows:

1.           Purpose.  This is a Separation Agreement between Company and You and a General Release of claims against Employer, by You, and against You by Employer.

2.           Time to Return and Legal Review.  You understand and agree that You have until January 29, 2015 to sign and return this Agreement.  You are advised to consult with an attorney, at your own expense, before signing.  By signing, You acknowledge that Company has advised You to consult with an attorney before signing, at your own expense, and that You have had enough time to do so.  You further understand that if You do not sign and return this Agreement by January 29, 2015, Company shall have no obligation to make any payments or provide any benefits to You under this Agreement.

3.           Revocation.  You may revoke (cancel) this Agreement for a period of seven (7) calendar days after the day You sign this Agreement.  Any revocation within this period must be submitted, in writing, to Bruce Sasson, Company’s Director of Human Resources, and state, “I hereby revoke my acceptance of our Agreement.”  The revocation must be personally delivered to Bruce Sasson or a person he designates, or mailed to Bruce Sasson and received within seven (7) calendar days of your signing of this Agreement and General Release.  This Agreement shall not become effective or enforceable until the revocation period has expired without revocation by You.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.           Resignation.  You  resign from all positions, whether as an employee, as an officer, or as a director, at the Company and any of its direct and indirect subsidiaries effective on the date you sign and return this Agreement.  Both You and the Company agree that in response to inquiries regarding your departure from the Company both You and the Employer will state that You voluntarily resigned to pursue other opportunities and that You will continue to serve as a consultant to the Company.

5.           Duty of Confidentiality.  You expressly agree and confirm that You will comply with all of the terms and provisions of the Confidentiality, Proprietary Information and Invention Agreement between You and the Company (the “Confidentiality Agreement”).  A copy will be provided to You upon request.

6.           Return of Company Property; Expenses.  You represent and warrant that, except as set forth in this Section 6, You have returned to Company all property belonging to Company, including but not limited to keycard, master and office keys,  files, records, computer access codes, cell phones, beepers, personal digital assistants (such as BlackBerry or iPhone), memoranda, letters, files, computer software, business plans, instruction manuals and any other property whether furnished to You by the Company or which You have prepared or helped to prepare in conjunction with Your employment with Company.  You further agree to return to Company any such property You find in Your possession after the date You sign and deliver this Agreement to Company.  You will submit a final expense report by January 31, 2015.  Upon the effectiveness of this Agreement, the Company transfers ownership of the Lenovo X1 ThinkPad Carbon laptop (FS 26403), loaded with Windows and the Office suite, and the Lenovo ThinkPad USB 3.0 dock, you were allocated by the Company at the time of your resignation.  You may retain such equipment pending the effectiveness of this Agreement; provided, however, that You will bring the laptop with you  at the time of the consultation with the CFO set forth in Section 8, so that the Company may make a copy of the flash drive and remove any Company property and information from the laptop (such actions by the Company to be completed by the close of business on the day of the consultation).

7.           Nondisparagement and References.  You understand and agree that You will not disparage Company or any other “Released Party” (as defined in Paragraph 12) or encourage or induce others to disparage Company or any other Released Party.  If the Company receives an inquiry regarding You from a prospective employer, the Employer agrees to confirm the positions You held, the dates You were employed by the Company, and that You resigned to pursue other opportunities and that You continue to serve as a consultant to the Company.  Nothing in this Agreement shall be construed to prevent You, the Company or any Released Party from providing truthful and accurate testimony in any civil, criminal or regulatory proceeding.  Subject to your obligations under the Confidentiality Agreement, nothing in this Agreement shall be construed to prevent You from providing factual information to a prospective employer that you resigned to pursue other opportunities.

8.           Consideration.

a.
In consideration for (i) Your signing and returning this Agreement, (ii) Your meeting with the Company’s CFO at a mutually agreeable time within seven (7) days of the signing of this Agreement to provide the Company , to the best of your recollection, with a summary of matters that you have been primarily responsible for or have been involved with, including but not limited to customer agreements, insurance policies, corporate record keeping, and in-progress work product that needs to be finalized, and (iii) Your performance of the obligations under this Agreement, the Company agrees to pay You severance pay in the amount of $140,000 plus accrued and unused vacation time of $9,509.23 (minus applicable withholdings and deductions).  This will be paid to You in a lump sum within fifteen (15) days following the effective date of this Agreement (as set forth in Paragraph 3) and Your return of all Company property as set forth in Paragraph 6.  On the same day as your meeting with the CFO, You will, under Company supervision, clean out Your office and take with You Your personal effects.

b.
In consideration for (i) Your signing and returning this Agreement, (ii) Your meeting with the Company’s CFO at a mutually agreeable time within seven (7) days of the signing of this Agreement to provide the Company, to the best of your recollection, with a summary of matters that you have been primarily responsible for or have been involved with, including but not limited to customer agreements, insurance policies, corporate record keeping, and in-progress work product that needs to be finalized, and (iii) Your performance of the obligations under this Agreement, the Company shall reimburse You for the employer’s portion of the premium associated with six (6) months of COBRA coverage, provided You timely elect and are eligible for COBRA coverage.  Reimbursement shall be made on a month by month basis within three (3) days of the due date for Your payment.

c.
As additional consideration for the consulting services provided pursuant to Paragraph 9, Your options (collectively, the “Options”) to purchase shares of Company Common Stock granted on March 9, 2009 pursuant to the 2000 Stock Option Plan and on May 9, 2011, March 12, 2012 and May 9, 2013 pursuant to the Amended and Restated 2006 Incentive Stock Plan shall be treated as follows: Any such Options not vested as of the date of this Agreement which under their terms vest within sixteen (16) months of the date of this Agreement shall continue to vest in accordance with their initial terms and  any other unvested Options shall no longer vest and shall terminate as of the date hereof.  All Options vested as of the date of this Agreement or which vest within sixteen (16) months of the date of this Agreement may continue to be exercised in accordance with their terms for sixteen (16) months after the date of this Agreement, at which time all such unexercised Options shall terminate. To the extent you elect to terminate providing consulting services pursuant to paragraph 9 below prior to sixteen (16) months from the date of this Agreement and pursuant to the terms and conditions of the 2000 Stock Option Plan, as amended and the Amended and Restated 2006 Stock Incentive Plan, the Options  shall thereupon terminate, except that the portion of any Option that was exercisable on the date of such termination of service may be exercised for the lesser of 30 days after the date of termination or the balance of such Option's term if Your service with the Company or any Subsidiary or Affiliate shall cease. All restricted stock granted to you that has not vested, shall not vest and shall terminate on the date you sign and return this Agreement; provided, however, to the extent that any of the performance criteria for fiscal  2014 or for any quarterly period in 2014 pursuant to the terms of  the Restricted Stock Agreement, as amended, dated April 1, 2014, between You and the Company were satisfied, any restricted stock which would have  vested due to the satisfaction of these performance criteria shall vest. In addition to the extent the Company satisfied any of the performance criteria under the Company’s Management Incentive Plan (“MIP”) for  any quarter in fiscal 2014 or fiscal 2014, you shall be entitled to any cash payments under the MIP with respect to the Company meeting the fiscal 2014 quarterly and year-end performance criteria.

9.           Consulting Services.  You agree to continue and make yourself reasonably available to assist the Company with the transition by providing consulting services to the Company at the Company’s reasonable request for a period of sixteen (16) months from the date of this Agreement.  In exchange for the provision of such consulting services, the Company shall pay to You a non-refundable monthly consulting fee of $1,000.  The Company will pay You for consulting services and will reimburse You for previously approved expenses within thirty (30) days of receipt of Your invoice, provided You have furnished such documentation for expenses as the Company reasonably requested.  You shall not be required to provide in excess of five (5) hours of consulting services per month.  Consulting services shall be provided at times reasonably convenient to You.  Consulting services not used by the Company in any month shall not be rolled forward to any other month.  The consulting services shall consist of the provision of factual information by You to the Company.  The Company acknowledges that although You are an attorney, You will not be providing legal services to the Company and the provision of the consulting services shall not establish an attorney-client relationship between You and the Company.  Your relationship with the  Company pursuant to this paragraph will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship.  You are not the agent of the  Company and You are not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by Company.  You will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local authority with respect to Your performance of services and receipt of fees under this Agreement.  At any time, on two (2) days written notice to the Company, You may elect to terminate Your obligations to provide Consulting Services.

10.           Disclosure of this Agreement.  You acknowledge that You understand that the Company is required to file this Agreement with the SEC.  That filing shall be in the form of the Form 8-K which shall state that You resigned to pursue other opportunities and that You continue to serve as a consultant to the Company.  The Company will send You a draft of the Form 8-K prior to the filing of the Form 8-K and will revise the Form  8-K to reflect any of Your comments which are reasonably acceptable to the Company and received within twenty-four hours of the required filing deadline.  Neither You nor Company will publicize in any newspaper, electronic media, or other public or private forum (such as “blogs,” job satisfaction websites, Facebook, Twitter or bulletin boards), the terms of this Agreement.  However, You and Company may disclose this Agreement to their respective attorneys, and to governmental agencies including, but not limited to, the Internal Revenue Service, if so requested or required and as may be required by law, subpoena or in answer to interrogatories or other discovery requests, and Company may disclose this Agreement to any third parties who owe a duty of confidentiality to Company or as required by law, rule or regulation.

11.           Nonadmission.  You and Company each understand and agree that neither the signing of this Agreement nor the payment of any severance or other money or benefits constitutes an admission by Company, or any other Released Party of any wrongdoing.  Company and each other Released Party expressly denies any liability or violation of law.

MUTUAL RELEASES OF ALL CLAIMS

12.           Release of Company and other Released Parties.  In consideration of (in return for) the severance benefits from Company as outlined in Paragraph 8, You hereby irrevocably and unconditionally release, waive and forever discharge Company, its affiliates, parents, successors, predecessors, subsidiaries, assigns, stockholders, directors, officers, employees, representatives, agents, and attorneys (collectively, the “Released Parties”), from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever (collectively referred to as “Claims”) arising, occurring or existing at any time prior to the signing of this Agreement or arising out of any facts or circumstances that occurred or existed at any time prior to the signing of this Agreement, whether known or unknown, except as to all claims that cannot be released under applicable law (including Claims of discrimination arising under federal law filed with or through a federal agency) or Claims related to the validity of this Agreement.

Examples of Claims Released.  You understand that this release is intended to and does waive:

a.
Your ability to file a lawsuit against the Company for any and all Claims arising from or relating to Your employment with Company and/or the termination of Your employment with Company.  This includes, but is not limited to, any and all claims for breach of Company’s or its predecessor’s policies, rules, regulations, or handbooks or for breach of expressed or implied contracts or expressed or implied covenants of good faith, and any and all claims for promissory estoppel, wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever.

b.	Any and all claims arising under the Family Medical Leave Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.

c.	Any and all claims arising under the Age Discrimination in Employment Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.

d.
Any and all other claims of any kind whatsoever that You had or may have against Company or any other Released Party at the time You sign this Release, whether known or unknown.  This includes, but is not limited to, any and all rights or claims of any kind that You may have against Company or any other Released Party arising, existing or occurring (or that arise out of any facts or circumstances that occurred or existed) before You became an employee and/or during any period of time You acted as a consultant to Company.

e.	Any and all claims for payment for vacation pay.

This provides examples of the Claims that are waived and is not a complete listing of waived claims.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent You from being indemnified as an officer of the Company pursuant to the Company’s Amended and Restated By-Laws or  the General Corporation Law of the State of Delaware or from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, You understand and agree that You are waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in this Paragraph 12, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this agreement.

13.           No Claims Exist.  You confirm that You have not filed, caused to be filed, or are a party to, any claim, charge, complaint, or action against any Released Party in any court.  In the event that any such claim, charge, complaint, or action is filed in any court and You obtain a judgment, it is the intent of You and Company parties that all payments made to You under this Agreement shall be offset against (the amount will be deducted from) any judgment You obtain. You further confirm that You have no known workplace injuries.

14.           Release of You.  In consideration of (in return for) You entering into this Agreement and the release set forth in Section 12, the Company hereby irrevocably and unconditionally releases, waives and forever discharges You from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever (collectively referred to as “Claims”) arising, occurring or existing at any time prior to the signing of this Agreement or arising out of any facts or circumstances that occurred or existed at any time prior to the signing of this Agreement, whether known or unknown or Claims related to the validity of this Agreement.

15.           No Claims Exist.  The Company confirms that it has not filed, caused to be filed, or are a party to, any claim, charge, complaint, or action against You in any court.

16.           COBRA Rights.  Your regular coverage under Company’s medical and dental plans ends on January 31, 2015.  You become eligible to receive health care continuation coverage under the respective plans under COBRA and under applicable laws the day after the regular coverage under the respective plans ends.  If You timely elect health care continuation coverage under COBRA in accordance with Section 4980B of the Code, You shall be entitled to receive COBRA continuation coverage for eighteen (18) months at Your own expense, other than as set forth in Paragraph 8, and in accordance with the provisions of COBRA, which provisions are more fully explained in the COBRA information provided to You by the Company.  However, You will no longer be eligible for any continuation coverage under COBRA if Your eligibility for continuation coverage ceases pursuant to the provisions of COBRA.

17.           No Entitlement to Severance.  You acknowledge that severance pay is being received solely in exchange for Your promises in this Agreement.  You understand that severance pay is not ordinarily available under Company’s policy to employees whose employment relationship ends.

18.           Cooperation.  You shall assist in the orderly transition of all current projects and assignments.  You will sign (and, as necessary, at the Company’s expense, have notarized) all documents as reasonably requested by the Company, including all documents relating to resignation from executive or director positions with the Company’s subsidiaries.

You shall provide reasonable cooperation with Company and with Company’s counsel in connection with any present or future, actual or threatened, litigation or administrative proceeding involving Company or any predecessor of Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Your employment by Company or any predecessor to Company.  This cooperation by You shall include, but not be limited to (i) being reasonably available for interviews and discussions with Company’s counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore as and to the extent that Company’s or other party’s counsel reasonably requests; (iii) refraining from impeding in any way Company’s prosecution or defense of such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of prosecution or defense of such litigation or administrative proceeding.

You will be reimbursed by Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation.

19.           Governing Law.  This Agreement shall be governed by the laws of the State of New York except to the extent preempted by Federal law.

20.           Venue.  Both You and the Company hereby irrevocably waive any objection that they now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of New York, or any New York state court, and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum.  This means that if Company sues you for violating this Agreement, Company may do so in a state or federal court located in New York, including Suffolk County.

21.           Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY IRREVOCABLY WAIVE YOUR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  This means that only a judge, not a jury, will decide any lawsuit.

22.           Amendment.  This Agreement may not be modified, altered or changed except upon express written consent of both parties in a document that specifically refers to this Agreement.

23.           Severability.  Each provision of this Agreement is severable from the entire Agreement.  In the event that any provision is declared invalid or unenforceable, that provision shall be amended if possible to be enforceable, but in any event, the remaining provisions of this Agreement shall remain in effect.

24.           Entire Agreement.  You and the Company agree that: (a) this Agreement contains the entire agreement between the Released Parties,  the Company and You; and (b) that neither Company, any other Released Party, nor You has made any other representations except those set forth in this Agreement to induce the other parties to agree to this Agreement.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO HAVE ANY PARAGRAPHS EXPLAINED, AND THAT YOU UNDERSTAND EACH PARAGRAPH OF THE AGREEMENT.

YOU HAVE BEEN ADVISED THAT YOU HAVE TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND YOU HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO SIGN THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH IN THIS AGREEMENT, AND TO RECEIVE THE AMOUNTS SET FORTH IN PARAGRAPH “8” ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AS OF THE DATE OF SIGNING AGAINST EMPLOYER OTHER THAN SET FORTH IN PARAGRAPH 12 ABOVE.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

	NAME		FalconStor Software, Inc.

By:	/s/ Seth Horowitz	By:	/s/ Eli Oxenhorn
	Seth Horowitz		Eli Oxenhorn Chairman

Date:	January 21, 2015	Date:	January 16, 2015